Exhibit 10.2

March 28, 2017

NOVO A/S

Attn: Managing Partner

Re:  Registration Rights

Ladies and Gentlemen:

This letter agreement (this “Agreement”) will serve to memorialize the understanding between HTG Molecular Diagnostics, Inc. (the “Company”) and NOVO A/S (“Holder”) with respect to the Registrable Securities held by Holder.  Capitalized terms used and not defined herein have the meanings ascribed to such terms in that certain Amended and Restated Investor Rights Agreement, entered into December 22, 2014, by and between the Company, the Holder and the other parties named therein, as amended (the “IRA”).

The Company hereby agrees that, in exchange for Holder’s execution and delivery to the Company of that certain Waiver of Registration Rights, with respect to a Registration Statement on Form S-3 to be filed by the Company on or about the date hereof, if, as of June 2, 2017, (i) the number of Registrable Securities held by Holder on such date exceeds 5% of the outstanding shares of Common Stock of the Company and (ii) Holder reasonably determines in good faith in its sole discretion that Holder is an “affiliate” of the Company for purposes of Rule 144 of the Securities Act of 1933, as amended, then notwithstanding the termination provisions of Section 2.15 of the IRA, Holder will be entitled to the demand registration rights set forth under Sections 2.3 and 2.5 of the IRA (each as modified to reflect that Holder is the sole owner of Registrable Securities and that the requirement for an anticipated aggregate price to the public of at least $5,000,000 be reduced to $2,000,000) until the earlier of (a) May 11, 2018 and (b) such time as all Registrable Securities held by Holder may be sold under said Rule 144 during any 90-day period.  In the event the aforementioned registration rights become operative on June 2, 2017, Sections 2.5, 2.6, 2.7, 2.8, 2.9 and 4 (other than Section 4.3) of the IRA shall, mutatis mutandi, govern the parties’ rights and obligations with respect to such registration rights; provided, however, that if the Company exercises its right to delay Holder’s request for registration pursuant to Section 2.5(c) or 2.3(e), then Holder’s right to request registration hereunder shall be extended beyond May 11, 2018 by a number of days equal to any delay imposed by the Company’s exercise of the rights under Section 2.5(c) or 2.3(e).

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of signatures by facsimile or PDF will be as effective as the delivery of original signatures.  Any term of this Agreement may be amended or waived only with the written consent of both parties to this Agreement.  This Agreement shall be construed and enforced in accordance with and governed by the State of Delaware, without giving effect to the conflicts of law principles thereof.

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Sincerely,

/s/ Timothy B. Johnson

Timothy B. Johnson

President and Chief Executive Officer

HTG Molecular Diagnostics, Inc.

Accepted and Agreed:

NOVO A/S

By: /s/ Thomas Dyrberg

Name: Thomas Dyrberg under specific power or attorney
Title: Managing Partner Novo Ventures